Form 10-K405, Exhibit 13
period 1995-12-31
CENTRAL & SOUTHERN HOLDING CO/GA
filed 1996-03-27
CIK 815032

                           Exhibit 13


    YEARS END DECEMBER 31,               1995       1994       1993        1992       1991
                                         ----       ----       ----        ----       ----

                                       (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

Interest income                         $16,274    $16,769    $20,938     $28,986    $28,310
Interest expense                          8,381      8,916     11,307      17,766     17,346
Net interest Income                       7,893      7,853      9,631      12,220     10,964
Provision for possible loan losses       (1,038)    ----        2,725      11,842      3,748
Other income                                934      1,660      1,110       2,237      1,113
Other expense                             6,683      7,499      8,707       6,796      5,757
Net earnings (loss)                       2,559      1,617       (111)     (2,983)     2,006

Per share data:
Net earnings (loss)                        0.68       0.44     (0.05)      (0.88)      0.59
Cash dividends declared                   0.175       0.03    ----          0.10       0.40

Note payable to bank                        250      ----     ----            300       500
Average total equity                     21,480     19,435     19,002      19,104     20,946
Average total assets                    200,579    227,412    259,651     305,332    269,840
Ratios:

Net earnings (loss) to average            1.28%      0.71%    (0.04)%     (0.98)%      0.74%
assets

Net earnings (loss) to average equity    11.91%      8.32%    (0.58)%    (15.61)%      9.58%

Dividend payout ratio                    25.82%      6.82%    N/A         N/A         67.73%

Average equity to average assets         10.71%      8.55%      7.32%       6.26%      7.76%

                                                                                      Percent
                                                                1995        1994       Change
                                                                ----        ----       --------
                                                       (dollars in thousands except per share data)
STATEMENT OF CONDITION
Assets                                                       $207,849    $203,997        1.9%

Loans, net of
unearned interest
Deposits                                                      180,474     176,682        2.1%
Stockholders' equity                                           22,660      19,483       16.3%

STATEMENT OF OPERATIONS
Net interest income                                             7,893       7,853         .5%
Provision for loan losses                                      (1,038)     ----           N/A
Other income                                                      934       1,660     (43.7)%
Other expense                                                   6,683       7,499     (10.9)%
Net earnings                                                    2,559       1,617       58.3%

PER SHARE DATA
Book value                                                       6.10        5.16       18.2%
Net earnings                                                     0.68        0.44       54.5%
Cash dividends declared                                         0.175        0.03         N/A

PERFORMANCE RATIOS
Return on average total assets                                   1.28%       0.71%        N/A

Return on average total equity                                  11.91%       8.32%        N/A


AVERAGE BALANCES AND INTEREST RATES, INTEREST YIELDS/RATES
ON A FULLY TAXABLE EQUIVALENT BASIS

The following table details average balances of interest-earning assets and interest-bearing liabilities, the fully taxable equivalent amount of interest earned/paid, and the fully taxable equivalent yield/rate for each of the three years in the period ended December 31, 1995. The loan averages include nonaccrual loans.

                                        1995                        1994                       1993

                                       AVERAGE            YIELD/  Average            Yield/   Average            Yield/
                                       BALANCE INTEREST   RATE    Balance   Interest  Rate    Balance  Interest   Rate
                                       ------  --------   -----   -------   --------  ------  -------  --------  ------
                                                                             (dollars in thousands)
ASSETS

Loans, net of unearned interest       $108,273  $11,190  10.34%   $113,712  $11,125   9.78%  $145,016  $14,902   10.28%
Interest-bearing deposits other
   banks                                 1,404       55   3.92%        ---      ---              ---      ---
Investment securities:
     Taxable                            58,906    3,531   5.99%     70,596    3,957   5.61%    71,759    4,430    6.17%
     Non-taxable                         9,894    1,017  10.28%     13,690    1,380  10.08%    16,893    1,847   10.93%
Federal funds sold                      14,250      828   5.81%     18,813      776   4.12%    13,075      384    2.94%
                                       -------   ------            -------   ------           -------   ------
        Total interest earning         192,727   16,621   8.62%    216,811   17,238   7.95%   246,743   21,563    8.74%

Allowance for loan losses               (4,299)                     (4,732)                    (5,504)
Other assets                            12,151                      15,333                     18,412
                                       -------                     -------                    -------
        Total assets                  $200,579                    $227,412                   $259,651
                                      ========                    ========                   ========
LIABILITIES AND STOCKHOLDERS' EQUITY

Savings and interest-bearing
        demand deposits                $42,627   $1,319   3.09%    $53,242   $1,523   2.86%   $63,252   $1,854    2.93%
Time deposits                          118,398    6,988   5.90%    128,829    7,054   5.48%   158,884    9,444    5.94%
Repurchase agreements                    1,379       74   5.36%      6,704      339   5.06%       ---      ---
Note payable to bank                      ---      ---                 ---      ---               150        9    6.00%
                                       -------   ------            -------    -----           -------   ------
        Total interest-bearing         162,404    8,381   5.16%    188,775    8,916   4.72%   222,286   11,307    5.09%

Demand deposits                         15,561                      18,004                    17,595
Other liabilities                        1,134                       1,198                       768
                                       -------                     -------                   --------
     Total liabilities                 179,099                     207,977                   240,649

     Total stockholders' equity         21,480                      19,435                    19,002
                                      --------                     -------                   -------
Total liabilities and stockholders'
equity                                $200,579                    $227,412                   $259,651
                                      ========                    ========                   ========

Net interest income                              $8,240                       $8,322                   $10,256

Net interest margin                                       4.28%                       3.84%                       4.16%
Net interest spread                                       3.46%                       3.23%                       3.65%



Volume - rate analysis

The following table shows a summary of the changes in interest income and interest expense on a fully taxable equivalent basis resulting from changes in volume and changes in rates for each category of interest-earning assets and interest-bearing liabilities for 1995/1994 and 1994/1993. Changes not solely attributable to a change in rate or volume are allocated proportionately relative to the total change of rate and volume.


                                             1995 versus 1994                                  1994 versus 1993
                                             ----------------                                  ----------------
                                    Increase (decrease) due to change in:         Increase (decrease) due to change in:

                                       Volume    Yield/                            Volume           Yield/
                                    Outstanding   Rate          Total            Outstanding          Rate      Total
                                    ----------   -----          -----            -----------        ------      -----
                                                            (dollars in thousands)

Interest income on:
   Deposits with other banks           55         ---             55
   Loans                             (546)         611            65               ($3,091)          ($686)    ($3,777)
Investment securities:
   Taxable                           (687)         261          (426)                  (71)           (402)       (473)
   Non-taxable                       (390)          27          (363)                 (331)           (136)       (467)
Federal funds sold                   (217)         269            52                   204             188         392
                                   -------       -----          ----              --------          ------      -------
     Total interest                (1,785)       1,168          (617)               (3,289)         (1,036)     (4,325)

Interest expense on:
  Saving and interest-bearing
     demand deposits                 (321)         117          (204)                 (287)            (44)       (331)
  Time deposits                      (594)         528           (66)               (1,687)           (703)     (2,390)
  Repurchase agreements              (284)          19          (265)                  339               -         339
  Notes payable to bank                ---          -            ---                    (9)              -          (9)
                                   -------       -----          ----              --------          ------      -------
     Total interest                (1,199)         664         ($535)              ($1,644)          ($747)    ($2,391)
                                   -------       -----          ----              --------          ------      -------
    Net interest income              (586)         504           (82)              ($1,645)          ($289)    ($1,934)
                                   ======       ======         ======             ========          =======    =======



     A sound credit policy and careful, consistent credit review are vital to a successful lending program. The Banks operate under written loan policies which attempt to maintain a consistent lending philosophy, provide sound traditional credit decisions, provide an adequate return and render service to the communities in which the banks are located. Credit reviews and loan examinations help confirm that the Banks are adhering to these loan policies.

The Banks make both secured and unsecured loans to individuals, firms and corporations, and both consumer and commercial lending operations include various types of credit for the Banks' customers. Secured loans include first and second real estate mortgage loans. The Banks also make direct installment loans to consumers on both a secured and unsecured basis.

From 1975 through 1992, CSB's principal source of loans was the purchase of sales finance loans for new and used motor vehicles and to a lesser extent, mobile homes. This portfolio grew to $89,000,000 (including unearned interest) by December 31, 1991. Under new management, CSB discontinued the operation in April, 1993. This has resulted in the sales finance portfolio declining to $5,822,000 by December 31, 1995. Management has projected another $4,500,000 of maturing sales finance loans during 1996.


LOANS

The amount of loans outstanding by loan type at the indicated dates are shown in the following tables according to type of loan:

                                                                       December 31,
                                                                       ------------
                                                       1995        1994        1993       1992        1991
                                                       ----        ----        ----       ----        ----
                                                                       (dollars  in thousands)
Commercial, financial and
      agricultural                                  $25,178     $26,103     $32,574    $29,108     $38,607
Real estate-construction                             21,747      13,271       3,263      9,291       4,611
Real estate-mortgage                                 51,104      41,204      36,703     48,281      53,899
Sales finance                                         5,822      18,233      43,952     86,398      89,058
Consumer installment                                 10,554      10,397      11,146     12,503      14,154
                                                   --------    --------    --------   --------    --------
                                                    114,405     109,208     127,638    185,581     200,329

Less:
    Unearned income                                   (334)     (1,478)     (4,886)   (12,523)    (14,409)
    Allowance for loan losses                       (4,190)     (4,313)     (4,681)    (5,106)     (2,513)
                                                  --------    --------    --------   --------    --------
            Loans, net                            $109,881    $103,417    $118,071   $167,952    $183,407
                                                  ========    ========    ========   ========    ========

Of the loans maturing after one year, approximately $40,000,000 have fixed rates and approximately $16,000,000 have variable rates.
The maturity of real estate construction and commercial, financial and agricultural loans outstanding at December 31, 1995 are as follows:

LOAN MATURITIES

                                                                                        COMMERCIAL,
                                                                 REAL ESTATE              FINANCIAL
                                                                 CONSTRUCTION           AND AGRICULTURAL
                                                                 ------------           ----------------

                                                                    (dollars in thousands)

In one year or less                                                $15,658                 $14,603
After one year but within five years                                 6,089                  10,575

After five years                                                        --                      --
                                                                   -------                 -------
        Total                                                      $21,747                 $25,178
                                                                   =======                 =======

All loans carry some degree of risk. The risk is reflected in the consolidated financial statements by the allowance for loan losses, the amount of loans charged off and the provision for loan losses charged to operating expense. It is the Company's policy that when a loss is identified, it is charged against the loan loss allowance in the current period. The policy regarding recognition of losses requires immediate recognition of a loss if significant doubt exists as to principal repayment. In addition, consumer installment credit is generally recognized as a loss when it becomes 90 days or more past due, or the consumer has filed for protection under the bankruptcy laws. A loss will not be recognized if the underlying collateral or the customer's financial position makes a loss improbable.

      The Company's provision for loan losses is a reflection of actual losses experienced during the year and management's judgment as to the adequacy of the allowance for loan losses to absorb future losses. Some of the factors considered by management in determining the amount of the provision and resulting allowance include: (1) credit reviews of individual loans; (2) gross and net loan charge-offs in the current year; (3) growth in the loan portfolio; (4) the current level of the allowance in relation to total loans and to historical loss levels, (5) past due and nonaccruing loans; (6) collateral values of properties securing loans; (7) the composition of the loan portfolio (types of loans); and (8) management's estimate of future economic conditions and the resulting impact on the Company. The Company made $1,038,000 of negative provisions to the allowance for loan losses during the year. See "Provision for Loan Losses" for discussion of the negative provisions.





ALLOWANCE FOR LOAN LOSSES

The following table summarizes loan balances at the end of each year, average loans outstanding during the year and activity in the allowance for loan losses for each of the last five years.

                                                                                             Years ended December 31,
                                                                           ------------------------------------------
                                                                             1995      1994        1993        1992        1991
                                                                             ----      ----        ----        ----        ----
                 Amount of loans, net of unearned income                       (dollars in thousands)

                    and allowance for loan losses,
                    at end of year                                       $109,881   $103,417   $118,071     $167,952    $183,407
                                                                         ========   ========   ========     ========    ========

                 Average loans, net of unearned income                   $108,273   $113,712    $145,016    $184,560    $172,415
                                                                         ========   ========    ========    ========    ========
                 Allowance for loan losses at

                     beginning of year                                     $4,313     $4,681      $5,106      $2,513      $2,416
                                                                         --------   --------    --------     -------    --------
                 Loans charged off:
                     Commercial, financial, and agricultural                  167        826         838       1,544         606
                     Real estate loans                                        231        741         694       3,911         339
                     Consumer installment                                     838      1,613       3,723       5,086       3,439
                                                                         --------   --------    --------     -------    --------
                        Total loans charged off                             1,236      3,180       5,255      10,541       4,384
                                                                         --------   --------    --------     -------    --------

                 Recoveries of loans previously charged off:

                     Commercial, financial, and agricultural                  324        493         148          23          --
                     Real estate loans                                         92        210         115          91           4
                     Consumer installment                                   1,735      2,109       1,842       1,178         729
                                                                         --------   --------    --------     -------    --------
                        Total loans recovered                               2,151      2,812       2,105       1,292         733
                                                                         --------   --------    --------     -------    --------

                        NET (RECOVERIES) CHARGE-OFFS                         (915)       368       3,150       9,249       3,651
                                                                         --------   --------    --------     -------    --------
                 Provision for loan losses                                 (1,038)      ----       2,725      11,842       3,748
                                                                         --------   --------    --------     -------    --------
                 Allowance for loan losses at
                     end of year                                           $4,190     $4,313      $4,681      $5,106      $2,513
                                                                         ========   ========    ========      ======      ======
                 Ratio of net charge-offs (recoveries) to
                     average net loans outstanding                         (.85)%       .32%       2.17%       5.01%       2.12%

      A coordinated effort is undertaken to identify risks in the loan portfolio for management purposes and to establish the loan loss provision and resulting allowance. A regular, formal and ongoing loan review is conducted to identify loans with unusual risks. The primary responsibility for this review rests with the management of the individual banks. Their work is
supplemented with reviews by the Company's internal audit staff.   Bank
regulatory agencies provide additional levels of review. This process provides information which helps in assessing the quality of the portfolio, assists in the prompt identification of problems and potential problems and aids in deciding if a loan represents a loss which should be recorded immediately or a risk for which an allowance should be maintained. Management believes this continuous effort will identify the majority of potential problem loans and recognize their impact on future earnings.

      If, as a result of the Company's loan review and evaluation procedures, it is determined that payment of interest on a commercial or real estate loan is questionable, it is the Company's policy to reverse interest

previously accrued on the loan against interest income. Interest on such loans is thereafter recorded on a "cash basis" and is included in earnings only when actually received in cash and when full payment of principal is no longer doubtful. A loan can be reinstated to full accrual status when and if the borrower's financial condition and payment performance can justify sustainable performance of all conditions and terms of the loan.

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

The Company has allocated the allowance for loan losses according to the amount deemed to be reasonably necessary at each year-end to provide for losses being incurred within the categories of loans set forth in the table below, based on the previous year's gross charge-offs in each category as a percentage of total charge-offs. The components of the allowance for loan losses for each of the past five years, and the percent of loans in each category to total loans are presented below.

ALLOWANCE ALLOCATION BY LOAN CATEGORY

                                                           1995      1994        1993        1992        1991
                                                           ----      ----        ----        ----        ----
                                                                                (dollars in thousands)
Commercial, financial and agriculture                    $1,089    $  690       $  702      $  510      $  283
Consumer installment                                      2,125     3,062        2,247       3,116       1,500
Real estate                                                 976       561        1,732       1,480         730
                                                         ------    ------       ------      ------      ------
                                                         $4,190    $4,313       $4,681      $5,106      $2,513
                                                         ======    ======       ======      ======      ======

PERCENT OF LOANS BY CATEGORY TO TOTAL LOANS

Commercial, financial and agriculture                       22%      24%         26%         16%         19%
Consumer installment                                        14%      26%         43%         53%         52%
Real estate                                                 64%      50%         31%         31%         29%
                                                            ---      ---         ---         ---         ---
                                                           100%      100%       100%        100%        100%
                                                           ====      ====       ====        ====        ====


    Although it is the Company's policy to immediately charge off as loss all loan amounts judged to be uncollectible, historical experience indicates that certain losses exist in the loan portfolio which have not been specifically identified. To anticipate and provide for these unidentifiable losses, the allowance for loan losses is established by charging the provision for loan losses expense against current earnings. No portion of the resulting allowance is in any way allocated or restricted to any individual loan or group of loans. The entire allowance is available to absorb losses from any and all loans.

The following table presents nonperforming loans at December 31, 1995, 1994, 1993, 1992 and 1991. at December 1993, 1992, and
1991.

Nonperforming loans consist solely of loans which are contractually past due 90 days or more as to interest or principal payments ("past-due loans") and loans accounted for on a nonaccrual basis ("nonaccrual loans").


NONPERFORMING LOANS

                          Past-due loans       Nonaccrual loans
                          --------------       -----------------

                                   (dollars in thousands)

December 31, 1995             $12                   $796
December 31, 1994             205                  1,060
December 31, 1993              99                  2,761
December 31, 1992             674                  2,879
December 31, 1991           2,740                    163

Total interest income recognized on nonperforming loans for the year ended December 31, 1995 was $36,000
Additional interest income of $80,000 would have been recorded in 1995 if all nonperforming loans had performed in accordance with their original terms.

NONPERFORMING ASSETS

Nonperforming assets peaked at June 30, 1993. They have steadily declined since that time. Nonperforming assets have declined by $973,000, or 41% since December 31, 1994.

The following table analyzes nonperforming assets for each of the past three years.

                                                             1995       1994        1993
                                                             ----       ----        ----
                                                                (dollars in thousands)
Loans past due 90 days or more                                $12       $205         $99
Non accrual loans                                             796      1,060       2,761
                                                           ------     ------       -----
   Total nonperforming loans                                  808      1,265       2,860

Other real estate                                             594      1,110       1,902
                                                           ------     ------      ------
   Total nonperforming assets                              $1,402     $2,375      $4,762
                                                           ======     ======      ======

Nonperforming loans/Total loans, net of unearned            0.71%      1.17%        2.33%
Nonperforming assets/Total assets                           0.67%      1.16%        1.94%

Loan loss allowance/Total loans,   net of unearned          3.67%      4.00%        3.81%
Loan loss allowance/Nonperforming loans                   518.56%    340.95%      163.67%

      The allowance for loan losses as a percentage of non-performing loans (including loans past due ninety days or more) was 519% at December 31, 1995, compared to 341% at December 31, 1994. Management considers the current level of the allowance for loan losses more than adequate to absorb losses from loans in the portfolio. Management's determination of the adequacy of the allowance for loan losses, which is based on the factors and risk identification procedures previously discussed, requires the use of judgments and estimations that may change in the future. Unfavorable changes in the factors used by management to determine the adequacy of the allowance, or the availability of new information, could cause the allowance for loan losses to be increased or decreased in future periods.

      Generally, the Company's market areas have not experienced rapid increases in real estate property values or significant overbuilding. Therefore, in management's opinion, real estate loan collateral values in the Company's market areas should not be as vulnerable to significant deterioration, as would other market areas which have experienced rapidly increasing property values and significant overbuilding. However, collateral values, are difficult to estimate and are subject to change depending on economic conditions, the supply of and demand for properties, and other factors. The Company attempts to mitigate the risky nature of real estate lending by adhering to conservative loan underwriting standards and by diversifying the portfolio within its market area and within industry groups.


INVESTMENT SECURITIES

The carrying values of investment securities at the indicated dates are presented below:

                                                                            December 31,
                                                                         1995      1994        1993
                                                                         ----      ----        ----
                                                                          (dollars in thousands)

U.S. Treasury and U.S. Gov't agencies                                  $23,996   $25,344     $34,245
State and municipals                                                     9,578    10,248
Mortgage-backed securities                                              29,558    35,179
Other                                                                      475       491        ----
                                                                       -------   -------    --------
                        Total                                          $63,607   $71,262    $ 96,511
                                                                       =======   ========   ========

      Investment portfolio policy stresses quality and liquidity. At December 31, 1995, the average maturity of U. S. Treasury and government agency securities was 1.76 years and the average maturity of obligations of states and political subdivisions was
4.96 years. Mortgage-backed securities had an average maturity of 3.48 years. Overall, the average maturity of the portfolio was 3.05 years using contractual maturities and slightly greater than 2 years using expected maturities. Expected maturities differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities purchased during the last several years have primarily short to intermediate term maturities. Purchases in 1995 had maturities generally in the two-to-five-year range due to the lower interest rate environment and call provisions which may shorten their maturity.

The following table shows the contractual maturities of investment securities at December 31, 1995 and the average yields (for all obligations on a fully taxable basis assuming a 34% tax rate) on such securities:

INVESTMENT SECURITIES MATURING

                                                               After One Within    After Five Within
                                            Within One Year       Five Years            Ten Years       After Ten Years
                                            ---------------       ----------            ---------       ---------------

                                            Amount  Yield     Amount      Yield     Amount    Yield    Amount    Yield
                                            ------  -----     ------      -----     ------    -----    ------    -----
                                                                 (dollars in thousands)

U.S. Treasury and U.S. Gov't agencies      $11,558  5.10%    $11,438      6.55%     $1,000    ----     $---     ----
State and municipal                            400  5.99%      3,338      6.48%      4,825    6.26%     1,015    6.22%
Mortgage-backed securities                   1,980  7.00%     25,294      6.53%      2,284    6.14%    ----     ----
                                           -------  -----    -------      -----     -------   -----    =-----    -----
   Total                                   $13,938  5.40%    $40,070      6.53%     $8,109    6.19%    $1,015    6.22%
                                           =======           =======                ======             ======

         The estimated fair market value of the Company's investment portfolio at December 31, 1995, was 1.4% or $908,000 above amortized cost. Market values vary significantly as interest rates change; however, management expects normal maturities in the portfolio to meet and exceed liquidity requirements.

      Of the tax-free securities rated by Moody's Investors Service, Inc., 78% are rated "A" or better. Twenty-two percent of the tax-free bond portfolio is non-rated. These non-rated securities are principally issued by various political subdivisions within the State of Georgia. The portfolio is carefully monitored to assure there is no unreasonable concentration of securities in the obligations of a single debtor.

LIQUIDITY

      Liquidity is an important factor in the financial condition of the Company and affects the Company's ability to meet the borrowing needs and deposit withdrawal requirements of its customers. Assets, consisting principally of loans and investment securities, are funded by customer deposits, purchased funds and borrowed funds.

      The investment portfolio is one of the Company's primary sources of liquidity. Maturities of securities provide a constant flow of funds which are available for cash needs. Contractual investment securities that mature within one year total $14 Million. However, mortgage-backed securities and securities with call provisions create cash flows earlier than the contractual maturities. Estimates of prepayments on mortgage-backed securities and call provisions on state and municipals increase the forecasted cash flow from the investment portfolio within one year to approximately $25 Million. Maturities in the loan portfolio also provide a steady flow of funds. The projected repayments on the Company's sales finance portfolio are $4.5 Million within one year. The Company's liquidity also continues to be enhanced by a relatively stable core deposit base. At December 31, 1995, the loan to deposit ratio was 63%.

AVERAGE DEPOSITS

The following table summarizes average deposits and related weighted average rates for each of the three years in the period ended December 31, 1995.

                                                                        Years ended December 31,
                                                               1995                   1994                   1993
                                                             AMOUNT       RATE      Amount       Rate      Amount       Rate
                                                             ------       ----     -------       ----      ------       ----
                                                                                          (dollars in thousands)
                 Noninterest-bearing demand
                      deposits                              $15,561       ---      $18,004       --     $  17,595        ---
                 Savings and interest-bearing
                      demand deposits                        42,627      3.09%      53,242      2.86%      63,252      2.93%
                 Time deposits                              118,398      5.90%     128,829      5.48%     158,884      5.94%
                                                           --------               --------              ---------
                             Total average deposits        $176,586      4.70%    $200,075      4.29%   $ 239,731       4.71%
                                                           ========               ========              =========

The maturities of certificates of deposit of $100,000 or more as of December 31, 1995 are presented below:

                                                              (dollars in thousands)

                 3 months or less                                    $11,538
                 Over 3 through 6 months                               4,810
                 Over 6 through 12 months                              5,526
                 Over 12 months                                        7,346
                                                                     -------
                                                                     $29,220
                                                                     =======

The Company had short-term borrowings of $2,600,000 at December
31, 1995. These borrowings represented two repurchase agreements and one line of credit.

The repurchase agreements are seven day automatic renewal agreements with interest rates paying from 75 to 50 basis points under the daily Federal funds rate. The weighted average interest rate was 5.35% at December 31, 1995. The repurchase agreements maximum amount during the year was $6,715,000 with a weighted average interest rate of 5.34%. The line of credit of $250,000 has a variable rate indexed to the prime rate and was at 7.75% at December 31, 1995.

The Company had short term borrowing of $6,715,000 at December
31, 1994.

STOCKHOLDERS' EQUITY

      The Company maintains a ratio of stockholders' equity to total assets that is adequate relative to industry standards. The Company's ratio of stockholders' equity to total assets was 10.90% at December 31, 1995, compared to 9.55% at December 31, 1994 and 7.90% at December 31, 1993. The Company has initiated a stock repurchase program that allows the purchase of up to 100,000 shares of the Company's common stock for treasury purposes. At December 31, 1995, the Company has repurchased 59,528 shares of common stock.

      The Company and its subsidiary banks are required to comply with capital adequacy standards established by the Federal
Reserve and the FDIC. Currently, there are two basic measures of capital adequacy: risk-based measure and leverage measure.

      The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance sheet exposure and to enhance the value of holding liquid assets. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. Recently the Federal Reserve and the FDIC proposed that interest rate risk be considered in computing risk-based capital ratios.

      The minimum standard for the ratio of total capital to risk-weighted assets is 8%. At least 50% of that capital level must consist of common equity, undivided profits and noncumulative perpetual preferred stock, less goodwill and certain other intangibles ("Tier I capital"). The remainder ("Tier II capital") may consist of a limited amount of other preferred stock, mandatory convertible securities, subordinated debt and a limited amount of the allowance for loan losses. The sum of Tier I capital and Tier II capital is "total risk-based capital."

      The Federal Reserve and the FDIC also adopted regulations which supplement the risk-based guidelines to include a minimum leverage ratio of 3% of Tier I capital to total assets less goodwill (the "leverage ratio"). Depending upon the risk profile of the institution and other factors, the regulatory agencies may require a leverage 1% to 2% higher than the minimum 3% level.

The following table summarizes the Company's capital ratios at December 31, 1995 and 1994.

                                                                                             Minimum
                                                                        1995        1994  requirements
                                                                        ----        ----  ------------

                 Tier 1 Capital leverage ratio                        10.59%       9.85%       3%
                                                                      ======       =====

                 Tier 1 Risk-based capital ratio                      17.15%      15.21%       4%
                 Tier 2 Risk-based capital ratio                       1.25%       1.25%
                                                                      ------      ------
                 Total Risk-based capital ratio                       18.40%      16.46%       8%
                                                                      ======      ======

The Company's common stock has been traded on a limited basis in the over-the-counter market and is included in the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") under the symbol "CSBC" and is listed on the NASDAQ National Market System.

The following table sets forth quarterly high and low sales prices per share of common stock as reported by NASDAQ for each of the last three years.

                                                         1995                      1994                    1993
                                                         ----                      ----                    ----
                                                  High           Low         High        Low          High       Low
                                                  ----           ---         ----        ---          ----       ---

                 First quarter                  $7 1/4            $6       $7 1/4     $4 1/4        $5 1/4    $3 1/2
                 Second quarter                  7 3/4         6 1/2        7 1/4        6           5 1/4     4
                 Third quarter                   9 1/8             7        7 1/4      6 1/2         4 5/8     3 5/8
                 Fourth quarter                  9 1/4         8 3/8            7        6           5         3 5/8

As of January 26, 1996, the Company had approximately 733 shareholders of record. The following table presents dividends and earnings (loss) per share by quarter for each of the last three years.

DIVIDENDS

                                               1995                       1994                       1993
                                            Dividends       Earnings    Dividends    Earnings       Dividends  Earnings
                 First Quarter                 $.0400         $.16      $   -         $.06          $  -       $ 0.02
                 Second Quarter                 .0425          .17          -          .10             -        (0.03)
                 Third Quarter                  .0450          .18          -          .17             -        (0.03)
                 Fourth Quarter                 .0475          .17        .03          .11             -        (0.01)

The Company's board of directors had suspended the payment of dividends in 1992 in order that the Banks increase their capital levels and because the Georgia Department of Banking and Finance had required that the Banks not pay dividends to the Company without the prior consent. During 1994, all regulatory constraints against the payment of dividends from the Banks to the Company were lifted. The board of directors has reinstated the Company's dividend policy of paying out a portion of earnings to stockholders on a regular basis. It is the current intent of the Company to increase the amount of dividends, given earnings growth, to a level that will provide a reasonable return to the stockholders of the Company.

RESULTS OF OPERATIONS

NET INTEREST INCOME
Tax Equivalent Basis

Net interest income on a tax equivalent basis declined for the fourth year as the Company continued its rebuilding process. The average balance sheet for 1995 contracted $27 Million due to changes in lines of business and non renewals on out of market certificates of deposit. However, average loans as a percent of interest-earning assets increased to 56% from 52% in 1994.
Since the substantial portion of the Company's sales finance portfolio had runoff by December 31, 1995, this percentage will show significant gains during 1996. The net interest margin improved by 44 basis points as the Company's cost of funds increased slower than overall yields on earning assets. Management anticipates increased improvement in the net interest margin for 1996.

The table below illustrates the changes in the net interest margin over the past four years.

NET INTEREST MARGIN

                                                              1995                1994               1993                1992
                                                              ----                ----               ----                ----
                                                                   % of               % of               % of                  %
                                                                  Earning             Earning           Earning              Earning
                                                         Amount   Assets     Amount   Assets   Amount   Assets     Amount    Assets
                                                         ------   ------     ------   ------   ------   -------    -------   ------
                                                                                        (dollars in thousands)
                 Interest income                        $16,274             $16,769           $20,938             $28,986
                 Tax-equivalent adjustment                  347                 469               625                 674
                 Interest income, taxable equivalent     16,621     8.62%    17,238    7.95%   21,563      8.74%    29,660   10.28%
                 Interest expense                         8,381     4.35%     8,916    4.11%   11,307      4.58%    16,766    5.81%
                 Net interest income, taxable            $8,240     4.28%    $8,322    3.84%  $10,256      4.16%   $12,894    4.47%
                                                       ========     =====   =======    =====  =======      =====   =======    =====
                 Average earning assets                $192,727            $216,811           $246,743            $288,453
                                                       ========            ========           ========            ========

Interest Rate Sensitivity

Interest rates play a major part in the net interest income of a financial institution. The sensitivity to rate changes is known
as  interest rate risk.   The repricing of interest-earning
assets and interest-bearing liabilities can influence the changes in net interest income. As part of the Company's asset/liability management program, the timing of repricing assets and liabilities is referred to as Gap management. It is the policy of the Company to maintain a Gap ratio in the one- year time horizon of .80 to 1.20. The table below has two measures of Gap, regulatory and management adjusted. The regulatory Gap considers only contractual maturities or repricings. The management adjusted Gap considers such things as prepayments on certain interest rate sensitive assets and the circumstances under which core deposits are repriced. Although interest-bearing transaction accounts are available to reprice in the three-month window, historical experience shows these deposits to be more stable over the course of one year. The management adjusted Gap indicates the Company to be somewhat neutral in relation to changes in market interest rates.

                 GAP ANALYSIS

                                                                       Regulatory Defined
                                                                3-MONTH        6-MONTH        1-YEAR
                                                                -------        -------        ------

                                                                    (dollars in thousands)
                                                                -------------------------------------

                 Rate Sensitive Assets (RSA)                      72,708         83,215       110,372
                 Rate Sensitive Liabilities (RSL)                 82,051         98,176       124,215
                                                                 -------       --------      --------
                 RSA minus RSL (Gap)                             (9,343)       (14,961)      (13,843)
                                                                 =======       ========      ========
                 Gap Ratio (RSA/RSL)                                 .89            .85           .89
                                                                 =======       ========      ========

                                                                         Management Defined
                                                                 3-MONTH       6-MONTH        1-YEAR
                                                                 -------       -------        ------
                                                                     (dollars in thousands)
                                                                 -------------------------------------

                 Rate Sensitive Assets (RSA)                      74,616         87,133       115,800
                 Rate Sensitive Liabilities (RSL)                 59,810         80,383       110,871
                                                                  ------         ------       -------
                 RSA minus RSL (Gap)                              14,806          6,750         4,929
                                                                  ======         ======       =======
                 Gap Ratio (RSA/RSL)                                1.25           1.08          1.04
                                                                  ======         ======       =======


The Company uses simulation analysis to monitor changes in net interest income due to changes in market interest rates. The simulation of rising, declining, and most likely interest rate scenarios allow management to monitor and adjust interest rate sensitivity to minimize the impact of market interest rate swings. Each month management updates all available data concerning cash flows of assets and liabilities, changes in market interest rates, and expectations as to new volumes of loans.


PROVISION FOR LOAN LOSSES

Under normal circumstances, this expense is used to establish the allowance for loan losses. Actual loan losses, net of recoveries, are charged directly to the allowance. Expense recorded is a reflection of actual losses experienced during the year and management's judgment as to the adequacy of the allowance to absorb future losses.

The Company did not make a provision for loan losses during 1995.
Instead, the Company made negative provisions which amounted to $1,038,000 for the year. The negative provisions were based on the net recovery stream of previously charged off loans which amounted to $915,000 for the year.

Several years ago, the Company experienced credit problems with it's concentration of loans in dealer sales finance paper on automobiles. During 1990 and 1991 the chargeoff experience for the Company was in the range of over 2% of average loans outstanding. In 1992, regulators placed Cease and Desist Orders on the Banks (lifted in 1994) and subsequent analysis of the loan portfolio determined that the Banks had not recognized the risk within their portfolios. In 1992, the Company made a provision of $11.8 Million to the allowance for loan losses and charged off 10.5 Million in loans. Under new management, the Company discontinued it's sales finance operation in the spring of 1993 which has resulted in a contraction of the loan portfolio since that time. Total sales finance loans have declined $80.5 Million since the end of 1992.

Management's analysis of the allowance for loan losses, nonperforming assets, and net recoveries on a monthly basis concluded that the allowance was more than adequate given the
risk resident within the loan portfolio.   The allowance as a
percent of total loans is 3.67%, nonperforming loans to total loans are .71%, and net recoveries as a percent of average loans (net of unearned interest) were .85% for the year.
Management does not anticipate having any provision expense for loan losses during 1996. The Company will most likely make negative provisions during 1996 to balance the level of the allowance for loan losses in relation to nonperforming loans, net charge-offs, and projected loan growth.


NONINTEREST INCOME


Total noninterest income decreased $726,000 in 1995 as compared to 1994. The majority of the decrease was due to the sale of approximately $4,000,000 in Collateralized Mortgage Obligations which created a loss of $228,000 compared to a gain on the sale
of securities in 1994 of $241,000.   Other income declined
$215,000 during 1995 as fees received from certain legal proceeding were collected in 1994 and by 1995 were full paid.

Total noninterest income increased $550,000 from 1993 to 1994. The majority of the increase was due to the sale in 1994 of approximately $5,000,000 in municipal securities which created a gain of $241,000. The sale was incurred as the Company restructured the balance sheet in conjunction with the sale of two branches of a subsidiary bank. The branch sale included $43,000,000 in deposits, personal and real property, and some loans of the branches. A savings bank purchased the branches and paid the Company a $650,000 premium for the right to utilize the deposits. This payment created a gain of $115,000 for the Company as it wrote off a $535,000 deposit premium intangible asset from the books of the Company related to the purchase of the same branches several years earlier from the Resolution Trust Corporation.


NONINTEREST EXPENSE

Total noninterest expense decreased $816,000, or 11% compared to 1994. Management does not anticipate continued reductions in noninterest expense during 1996. Expansion into select markets will require additional expense during 1996.

Several areas which registered significant changes for the year were:

-- Employee benefits increased $192,000 for the year due to the Company recognizing certain pension plan costs related to anticipated termination of the pension plan during 1996.

-- Legal fees were reduced over $106,000 as the reliance on counsel for determinations concerning problem loans and the their overall level has declined.

-- Professional service fees declined $99,000 as problem assets and their resolution have required less assistance from professionals outside the Company.

--   Federal Deposit Insurance Corporation premiums were down
     $300,000 as risk rated premiums were reduced as well as refunds of premiums received from the FDIC.

-- Other real estate expense was reduced approximately $134,000 as properties were sold and levels and quality of the properties maintained became more manageable.

Total noninterest expense for 1994 decreased $1,208,000, or 14% compared to 1993. During 1994, the Company continued efforts to examine and undertake cost savings in all areas of noninterest expense. Including the sale of two branch banks in the third quarter of 1994. Estimated annual savings on the sale are approximately $700,000. During the fourth quarter of 1994, the Company outsourced its data processing operations and recorded a charge of approximately $100,000 for computer equipment that would no longer be used.

INCOME TAX

The Company experienced pre-tax operating earnings of $3,182,000 for the year 1995 which resulted in a tax provision of $623,000. The effective rate of 20% resulted from a reduction of a valuation allowance against a portion of the deferred tax assets and tax-exempt income. For more information on income taxes, see note 7 of the consolidated financial statements.

OTHER INFORMATION

Fourth Quarter Results

The Company had a profit of $654,000 for the fourth quarter 1995. Return on average assets was 1.28%, return on average equity was 11.75%. The net interest margin was 4.23% which compared to fourth quarter 1994's 3.95% showed an improvement of 28 basis points.

INFLATION

Inflation has an impact on financial assets which can be readily identified in a market value economy. However, the past several years have seen inflation fall to a level which has had a nominal effect on the banking industry.


QUARTERLY RESULTS


                                                                                     1995 Quarter ended
                                                                                     ------------------
                                                             March 31            June 30        September 30      December 31
                                                             --------            -------        ------------      -----------
                                                                   (dollars in thousands, except per share data)

                 Interest income                               $3,968             $4,007              $4,087           $4,212
                 Net interest income                            1,957              1,887               1,990            2,059
                 Provision for loan losses                       (200)              (300)               (250)            (288)
                 Earnings before income taxes                     790                806                 928              658
                 Net earnings                                     608                631                 668              652
                 Net earnings per share                           .16                .17                 .18              .17

                                                                                 1994 Quarter ended
                                                                                 ------------------
                                                             March 31            June 30        September 30      December 31
                                                             --------            -------        ------------      -----------
                                                                   (dollars in thousands, except per share data)

                 Interest income                               $4,373             $4,318              $4,143           $3,935
                 Net interest income                            1,942              2,002               1,997            1,911
                 Provision for loan losses                      -----              -----               -----            -----
                 Earnings before income taxes                     242                409                 778              584
                 Net earnings                                     222                364                 609              422

                 Net earnings per share                           .06                .10                 .17              .11










                                        18

                    CENTRAL AND SOUTHERN HOLDING COMPANY AND SUBSIDIARIES
                             Consolidated Balance Sheets
                              December 31, 1995 and 1994


                                                                   Assets
                                                                   ------
                                                                                         1995              1994
                                                                                         ----              ----
Cash and due from banks, including reserve requirements
  of $645,000 and $720,000, respectively                                         $   8,564,294         7,032,938

Federal funds sold                                                                  16,687,208        15,068,693
                                                                                   -----------       -----------
       Cash and cash equivalents                                                    25,251,502        22,101,631

Interest-bearing deposits with other banks                                           2,400,000            -
Investment securities available for sale (note 4)                                   64,514,785        35,669,637

Investment securities held to maturity (note 4)                                         -             35,591,725
Loans, net (note 5)                                                                109,880,856       103,417,479

Premises and equipment, net (note 6)                                                 2,878,118         2,601,265
Other assets                                                                         2,923,375         4,614,766
                                                                                   -----------       -----------
                                                                                 $ 207,848,636       203,996,503
                                                                                   ==========        ===========

                                                      Liabilities and Stockholders' Equity
                                                      ------------------------------------
Deposits:
  Demand                                                                         $  16,668,652        16,741,604
  Interest-bearing demand                                                           35,239,329        33,688,239
  Savings                                                                            9,271,407        10,653,024
  Time                                                                             119,294,850       115,599,041
                                                                                   -----------       -----------
       Total deposits                                                              180,474,238       176,681,908

Repurchase agreements                                                                2,350,000         6,715,000

Other liabilities                                                                    2,364,000         1,116,223
                                                                                   -----------       -----------
       Total liabilities                                                           185,188,238       184,513,131
                                                                                   -----------       -----------
Commitments (note 13)
Stockholders' equity (notes 9, 10 and 15):
  Preferred stock, 2,000,000 shares authorized, no shares
   issued or outstanding                                                                -                 -
  Common stock, $1 par value; 10,000,000 shares authorized;
   3,777,017 shares issued                                                           3,777,017         3,777,017
  Additional paid-in capital                                                         6,492,246         6,492,246
  Unrealized gain (loss) on investment securities, net of tax                          599,454       (1,226,728)
  Retained earnings                                                                 12,339,119        10,440,837
                                                                                   -----------       -----------
                                                                                    23,207,836        19,483,372
  Treasury stock, at cost (59,528 shares)                                             (547,438)            -
                                                                                   -----------       -----------

       Total stockholders' equity                                                   22,660,398        19,483,372
                                                                                   -----------       -----------
                                                                                 $ 207,848,636       203,996,503
                                                                                   ===========       ===========

See accompanying notes to consolidated financial statements.

                     CENTRAL AND SOUTHERN HOLDING COMPANY AND SUBSIDIARIES

                              Consolidated Statements of Operations

                     For the Years Ended December 31, 1995, 1994 and 1993

                                                                   1995             1994                 1993
                                                                   ----             ----                 ----
Interest income:
  Interest and fees on loans                                    $ 11,189,778      11,125,466           14,902,108
  Interest on deposits with other banks                               54,758             297                1,467
  Interest on federal funds sold                                     828,094         776,001              383,766
  Interest on investment securities:
     Taxable                                                       3,530,802       3,956,229            4,429,421
     Tax-exempt                                                      671,062         910,844            1,221,435
                                                                 -----------      ----------           ----------
        Total interest income                                     16,274,494      16,768,837           20,938,197
                                                                 -----------      ----------           ----------
Interest expense:
   Deposits                                                        8,306,689       8,576,863           11,297,530
   Other                                                              74,771         339,494                9,683
                                                                 -----------      ----------           ----------
      Total interest expense                                       8,381,460       8,916,357           11,307,213
      Net interest income                                          7,893,034       7,852,480            9,630,984

Provision for loan losses (note 5)                                (1,038,000)           -               2,725,000
                                                                 -----------      ----------           ----------
      Net interest income after provision for loan losses          8,931,034       7,852,480            6,905,984
                                                                 -----------      ----------           ----------
Other operating income:
   Service charges                                                   700,827         742,819              749,413
   Gains (losses) on sales of investment securities (note 4)        (227,635)        240,975                 -
   Other                                                             460,867         676,270              360,609
                                                                 -----------      ----------           ----------
      Total other operating income                                  934,059        1,660,064            1,110,022
                                                                 -----------      ----------           ----------
Other operating expenses:
   Salaries and employee benefits                                 3,550,776        3,359,226            3,410,857
   Occupancy and equipment                                          765,752          967,647              942,079
   Miscellaneous (note 12)                                        2,366,224        3,172,295            4,354,335
                                                                 -----------      ----------           ----------
      Total other operating expenses                              6,682,752        7,499,168            8,707,271
                                                                 -----------      ----------           ----------
      Earnings (loss) before income taxes and cumulative
         effect of accounting change                              3,182,341        2,013,376             (691,265)

Income tax (expense) benefit (note 7)                              (623,346)        (396,000)             312,055
                                                                 -----------      ----------           ----------
      Earnings (loss) before cumulative effect
         of accounting change                                     2,558,995        1,617,376             (379,210)

Cumulative effect of accounting change
  for income taxes on years prior to 1993 (note 1)                    -                 -                 268,446
                                                                 -----------      ----------           ----------
     Net earnings (loss)                                          2,558,995        1,617,376            (110,764)

Preferred dividend requirements                                       -             (117,525)            (61,388)
                                                                 ----------       ----------           ----------
   Net earnings (loss) available to
      common shareholders                                       $ 2,558,995        1,499,851            (172,152)
                                                                ===========       ==========           ===========


                   CENTRAL AND SOUTHERN HOLDING COMPANY AND SUBSIDIARIES

                    For the Years Ended December 31, 1995, 1994 and 1993

                                                                                       1995             1994            1993
                                                                                       ----             ----            ----

                 Earnings (loss) per common share:
                   Earnings (loss) per common share before cumulative
                    effect of accounting change                                        $ .68              .44           (.13)
                   Cumulative effect of accounting change                                 -                 -            .08
                                                                                       -----             ----           ----
                   Net earnings (loss) per common share                                $ .68              .44           (.05)


             See accompanying notes to consolidated financial statements.

                        CENTRAL AND SOUTHERN HOLDING COMPANY AND SUBSIDIARIES
                     Consolidated Statements of Changes in Stockholders' Equity

                          For the Years Ended December 31, 1995, 1994 and 1993

                                                                                Unrealized
                                                                                Gain (Loss)
                                                                                    On
                                                                    Additional  Investment
                                           Preferred      Common     Paid-In     Securities,    Retained     Treasury
                                             Stock         Stock     Capital     Net of Tax     Earnings       Stock       Total
                                           ---------      -------   ---------   -----------     --------     ---------     -----

Balance, December 31, 1992                $    -        3,397,327   5,163,331        -          9,215,058        -       17,775,716

Preferred stock issued (note 10)           1,708,605        -           -            -             -             -        1,708,605

Net loss                                       -            -           -            -           (110,764)       -         (110,764)
                                           ---------    ---------   ---------    ---------      ----------   -------     ----------
Balance, December 31, 1993                 1,708,605    3,397,327   5,163,331        -          9,104,294        -       19,373,557

Cash dividend declared of $.03 per
   common stock                                -            -           -            -           (101,920)       -         (101,920)

Cash dividends declared of $4.71 per
   preferred share                             -            -           -            -           (178,913)       -         (178,913)

Conversion of preferred stock into
   common stock (note 10)                 (1,708,605)     379,690    1,328,915       -              -            -             -

Effect of accounting change related
   to investment securities, net of
   tax (note 1)                                -            -           -          576,679          -            -          576,679

Change in unrealized gain (loss) on
   investment securities, net of tax           -            -           -       (1,803,407)         -            -       (1,803,407)

Net earnings                                   -            -           -             -         1,617,376        -        1,617,376
                                           ---------    ---------   ---------    ---------      ----------   -------     ----------
Balance, December 31, 1994                     -        3,777,017   6,492,246   (1,226,728)    10,440,837        -       19,483,372

Cash dividends declared of $.175 per
common stock                                   -            -           -             -          (660,713)       -         (660,713)

Acquisition of treasury stock                  -            -           -             -              -       (547,438)     (547,438)

Change in unrealized gain (loss) on
   investment securities, net of tax           -            -           -         1,826,182          -           -         1,826,182

Net earnings                                   -            -           -             -         2,558,995        -         2,558,995
                                           ---------    ---------   ---------     ---------    ----------    --------     ----------
Balance, December 31, 1995                 $   -        3,777,017   6,492,246       599,454    12,339,119    (547,438)    22,660,398
                                           =========    =========   =========     =========    ==========   =========     ==========

                 See accompanying notes to consolidated financial statements.

                  CENTRAL AND SOUTHERN HOLDING COMPANY AND SUBSIDIARIES

                          Consolidated Statements of Cash Flows

                   For the Years Ended December 31, 1995, 1994 and 1993

                                                                       1995            1994               1993
                                                                       ----            ----               ----
Cash flows from operating activities:
  Net earnings (loss)                                           $  2,558,995         1,617,376          (110,764)
  Adjustments to reconcile net earnings (loss)
   to net cash provided by operating activities:
       Provision for loan losses                                  (1,038,000)            -             2,725,000
       Depreciation, amortization and accretion                      361,257           564,947           599,880
       Deferred income tax provision (benefit)                       106,589           174,598          (226,055)
       Losses (gains) on sales of investment securities              227,635          (240,975)            -
       Gain on sale of branches                                       -               (115,324)            -
       Cumulative effect of accounting change                         -                 -               (268,446)
       Change in assets and liabilities:
         Other assets                                                796,708         1,140,048           926,834
         Other liabilities                                           689,157               900          (756,561)
                                                                  ----------         ---------         ---------
            Net cash provided by operating activities              3,702,341         3,141,570         2,889,888
                                                                  ----------         ---------         ---------
Cash flows from investing activities:
   Net change in interest-bearing deposits                        (2,400,000)          100,000          (100,000)
   Proceeds from maturities and calls of investment
       securities available for sale                               6,108,539        11,752,863             -
   Proceeds from sales of investment securities available
      for sale                                                     3,761,490            -                  -
   Purchases of investment securities available for sale          (1,115,470)       (3,499,862)            -
   Proceeds from maturities and calls of investment
      securities held to maturity                                 13,408,110        10,353,386        42,147,484
   Proceeds from sales of investment securities held
      to maturity                                                     -              5,076,098             -
   Purchases of investment securities held to maturity           (12,903,593)         (110,000)      (45,791,565)
   Net change in loans                                            (5,269,234)       14,182,183        47,155,302
   Proceeds from sales of premises and equipment                      13,830            31,616            18,775
   Purchases of premises and equipment                              (625,321)         (413,527)         (358,172)
                                                                  ----------       -----------         ---------
   Sale of branches                                                   -            (40,928,208)            -
            Net cash provided by (used in) investing activities      978,351        (3,455,451)        43,071,824
                                                                  ----------       -----------         ----------
Cash flows from financing activities:
   Net change in deposits                                          3,792,330        (4,567,223)      (38,204,004)
   Net change in repurchase agreements                            (4,365,000)        6,715,000            -
   Borrowings under note payable                                     250,000            -                 -
   Repayments of note payable                                         -                 -               (300,000)
   Proceeds from the issuance of preferred stock                      -                 -              1,708,605
   Cash dividends paid                                              (660,713)         (280,833)            -
   Acquisition of treasury stock                                    (547,438)            -                 -
                                                                  ----------        ----------       -----------
            Net cash provided by (used in) financing
              activities                                          (1,530,821)        1,866,944       (36,795,399)
                                                                  ----------        ----------       -----------
Net increase in cash and cash equivalents                          3,149,871         1,553,063         9,166,313
Cash and cash equivalents at beginning of year                    22,101,631        20,548,568        11,382,255
                                                                  ----------        ----------       -----------
Cash and cash equivalents at end of year                         $25,251,502        22,101,631        20,548,568
                                                                  ==========        ==========       ===========


             See accompanying notes to consolidated financial statements.

              CENTRAL AND SOUTHERN HOLDING COMPANY AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements


(1)  Summary of Significant Accounting Policies
     ------------------------------------------

     Nature of Operations
     --------------------
     Central and Southern Holding Company and subsidiaries (the
     "Company") provide a full range of banking services in central Georgia to individual and corporate customers through its subsidiaries and branch offices. The subsidiary banks are subject to the regulations of certain Federal and state agencies and undergo periodic examinations by those regulatory authorities.

    Basis of Presentation
    ---------------------
    The consolidated financial statements include the accounts of Central and Southern Holding Company (the "Parent") and its wholly owned subsidiaries, The Central and Southern Bank of Georgia ("Milledgeville") and The Central and Southern Bank of Greensboro ("Greensboro"), collectively referred to as "the bank subsidiaries." All significant intercompany accounts and transactions have been eliminated in consolidation.

    The accounting principles followed by the Company and the methods of applying these principles conform with generally accepted accounting principles ("GAAP") and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with deferred tax assets recognized in anticipation of future taxable income.

   Investment Securities
   ---------------------
   Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS No. 115, the Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in the trading or held to maturity portfolios are classified as available for sale. The Company does not hold any trading securities.

   Available for sale securities are recorded at fair value. Held to maturity securities are recorded at amortized cost. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders' equity. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holdings gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of stockholders' equity. The unrealized holding gains or losses included in the separate component of stockholders' equity for securities transferred from available for sale to held to maturity are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

   A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

   Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

                    CENTRAL AND SOUTHERN HOLDING COMPANY AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements, continued

(1)  Summary of Significant Accounting Policies, continued

     Loans and Allowance for Loan Losses
     -----------------------------------

     Loans are reported at the principal amount outstanding, net of unearned interest and the allowance for loan losses. Interest income on installment loans made on a discount basis is recognized using a method which approximates the level yield method. Interest income on all other loans is recognized on the level yield method.

     Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected. SFAS No. 114 requires impaired loans to be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. SFAS No. 118 amends SFAS No. 114 to require disclosure of the recorded investment in impaired loans and eliminates provisions regarding how a creditor should report income on an impaired loan. The adoption of SFAS No. 114 and No. 118 had no significant impact on the consolidated financial statements.

     Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans. Generally, payments on nonaccrual loans are applied to principal. Interest income, if any, on impaired loans is recognized on the cash basis.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

     Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans.

     Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

     Bank Premises and Equipment
     ---------------------------

     Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs which do not improve or extend the useful life of the respective asset is charged to income as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are generally as follows:

     Buildings and improvements                      7 - 30 years
     Furniture and equipment                         3 - 10 years



                   CENTRAL AND SOUTHERN HOLDING COMPANY AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements, continued


(1)  Summary of Significant Accounting Policies, continued

     Goodwill
     --------
     The excess of the purchase price over the fair value of net assets acquired (goodwill) is being amortized using the straight-line method over 20 years for Greensboro. The goodwill net of accumulated amortization is included in other assets. On an ongoing basis, management reviews the valuation and amortization of goodwill. As part of this review, management considers the value and future benefits of the net earnings generated by Greensboro to determine that no impairment has occurred.

     Income Taxes
     ------------
     Effective January 1, 1993, the Company changed its method of accounting for income taxes to the liability method which requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities result in deferred tax assets, the Company evaluates the probability of being able to realize the future benefits indicated by such asset. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

     Net Earnings (Loss) Per Common Share
     ------------------------------------
     The impact of outstanding stock options and preferred stock conversions has no significant effect on net earnings (loss) per common share. Accordingly, net earnings (loss) per common share are based on the weighted average number of common shares outstanding during 1995, 1994 and 1993 of 3,770,251, 3,429,575 and 3,397,327, respectively.

     Recent Accounting Pronouncements
     --------------------------------
     During 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation." This new standard will become effective for the Company January 1, 1996, and will require the Company to disclose the fair value of employee stock options granted in 1995 and subsequent years. Since the Company will not be required to record the options at fair value, management does not expect this new standard to have a material impact on the consolidated financial statements.

                     CENTRAL AND SOUTHERN HOLDING COMPANY AND SUBSIDIARIES

(2)  Sale of Bank Branches
     ---------------------
     Effective August 1, 1994, Milledgeville sold two of its bank branches located in Douglas and McRae, Georgia, to an unrelated commercial bank. This sale included approximately $43,400,000 in deposits and related accrued interest, premises and equipment with a net book value of approximately $1,700,000, and other assets of approximately $900,000, including unamortized deposit premiums of approximately $535,000. Milledgeville paid approximately $40,700,000 in connection with the sale and recorded a gain of approximately $115,000. The branch sale was financed through a combination of borrowings under repurchase agreements and available cash and cash equivalents.

(3)  Cash Flow Information
     ---------------------
     Certain supplemental cash flow information for the years ended December 31, 1995, 1994 and 1993 is summarized as follows:

                                                                  1995              1994             1993
                                                                  ----              ----             ----
        Cash paid during the year for:
           Interest                                          $ 8,445,017         8,984,329        11,638,855
           Income taxes                                      $   140,000           270,000             -

        Noncash investing and financing activities:
           Transfer of investment securities from held
             to maturity to available for sale               $35,073,414              -                 -
           Real estate acquired through foreclosure          $   160,913           833,293         2,936,445
           Financed portion of sales of other real estate    $   317,056           481,000              -
           Conversion of preferred stock into common stock   $     -             1,708,605              -
           Change in unrealized gain (loss) on investment
             securities, net of tax                          $ 1,826,182        (1,226,728)             -

(4)  Investment Securities
     ---------------------
     Investment securities at December 31, 1995 and 1994 are as follows:

                                                                               December 31, 1995
                                                                               -----------------
                                                                                    Gross             Gross       Estimated
                                                                Amortized         Unrealized        Unrealized       Fair
                      Securities Available for Sale:               Cost            Gains             Losses         Value
                      -----------------------------             ---------         ----------        -----------   -------
                      U.S. Treasuries and U.S. Government
                        agencies                               $23,996,053          148,175           84,198     24,060,030
                      State and municipal                        9,577,580          578,325            4,973     10,150,932
                      Mortgage-backed securities                29,557,578          398,359          127,614     29,828,323
                      Other investments                            475,500             -                 -          475,500
                                                               -----------        ---------          -------     ----------
                              Total                            $63,606,711        1,124,859          216,785     64,514,785
                                                               ===========        =========          =======     ==========

                                                                                December 31, 1994
                                                                                -----------------
                                                                                    Gross             Gross       Estimated
                                                                Amortized         Unrealized        Unrealized      Fair
                      Securities Available for Sale:               Cost             Gains            Losses         Value
                      -----------------------------             ---------         ----------        ----------    ----------

                      Mortgage-backed securities               $37,037,516          2,767            1,861,446    35,178,837
                      Other investments                            490,800            -                  -           490,800
                                                               -----------          -----            ---------    ----------
                              Total                            $37,528,316          2,767            1,861,446    35,669,637
                                                               ===========          =====            =========    ==========

                     CENTRAL AND SOUTHERN HOLDING COMPANY AND SUBSIDIARIES

(4)  Investment Securities, continued
     --------------------------------

                                                             December 31, 1994
                                                             -----------------
                                                                 Gross             Gross       Estimated
                                              Amortized        Unrealized        Unrealized       Fair
      Securities Held to Maturity:               Cost            Gains             Losses         Value
      ---------------------------             ---------        ----------        -----------   ----------
      U.S. Treasuries and U.S.
         Government agencies                $25,343,531            -               917,981     24,425,550
      State and municipal                    10,248,194         180,623             75,414     10,353,403
                                            -----------         -------            -------     ----------
           Total                            $35,591,725         180,623            993,395     34,778,953
                                            ===========         =======            =======     ===========

The amortized cost and fair value of investment securities available for sale at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

                                                                         Amortized        Estimated
                                                                           Cost          Fair Value
                                                                         ----------      ----------
U.S. Treasuries and U.S. Government
   agencies:
   Within 1 year                                                        $11,558,108      11,473,910
   1 to 5 years                                                          11,437,768      11,582,210
   5 to 10 years                                                          1,000,177       1,003,910
   More than 10 years                                                        -                -
                                                                        -----------      ----------
                                                                        $23,996,053      24,060,030
                                                                        ===========      ==========
State and municipal:
   Within 1 year                                                        $   400,004         402,484
   1 to 5 years                                                           3,337,960       3,484,173
   5 to 10 years                                                          4,825,425       5,180,919
   More than 10 years                                                     1,014,191       1,083,356
                                                                        -----------      ----------
                                                                        $ 9,577,580      10,150,932
                                                                        ===========      ==========
Total securities:
   Within 1 year                                                        $11,958,112      11,876,394
   1 to 5 years                                                          14,775,728      15,066,383
   5 to 10 years                                                          5,825,602       6,184,829
   More than 10 years                                                     1,014,191       1,083,356
   Mortgage-backed securities                                            29,557,578      29,828,323
   Other investments                                                        475,500         475,500
                                                                        -----------      ----------
                                                                        $63,606,711      64,514,785
                                                                        ===========      ==========


                        CENTRAL AND SOUTHERN HOLDING COMPANY AND SUBSIDIARIES

(4)  Investment Securities, continued
     --------------------------------
     In 1995, the Company received proceeds of $3,761,490 from the sale of certain mortgage-backed securities and recognized gross losses of $231,635. Additionally, one held to maturity security was called by the issuer and the Company received a $4,000 call premium.

     In late 1995, the FASB issued an implementation guide relating to SFAS No. 115. Included in this implementation guide was a one-time opportunity to reallocate investments between the categories without calling into question the validity of the classifications. Accordingly, at year end, the Company reclassified all held to maturity securities to the available for sale category. As a result, an unrealized gain of approximately $637,000 was recorded. In 1994, the Company received proceeds from the sale of investments held to maturity of $5,076,098 and recognized gross gains of $244,162 and gross losses of $3,187. The 1994 sales occurred in connection with the sale of two of Milledgeville's branch bank facilities which maintained approximately twenty percent of the total deposits of the Company. The sale of the branches altered the interest rate risk of Milledgeville's assets and liabilities and in response the security sales were required to restructure the interest rate risk to an acceptable level.

     Securities with a carrying value of approximately
     $15,801,000 and $26,646,000 at December 31, 1995, and 1994,
     respectively, were pledged against U.S. government and other public deposits as required by law.

(5)  Loans
     -----
     Major classifications of loans at December 31, 1995 and 1994 are summarized as follows:

                                                               1995             1994
                                                               ----             ----

     Commercial, financial and agricultural             $  25,177,880       26,103,443
     Real estate - construction                            21,746,596       13,271,418
     Real estate - mortgage                                51,104,156       41,204,363
     Consumer loans                                        16,376,878       28,629,110
                                                          -----------      -----------
         Total loans                                      114,405,510      109,208,334

     Less: Unearned interest                                  334,347        1,477,979
           Allowance for loan losses                        4,190,307        4,312,876
                                                        -------------      -----------
           Loans, net                                   $ 109,880,856      103,417,479
                                                        =============      ===========

The Company's bank subsidiaries grant loans and extensions of credit to individuals and a variety of firms and corporations located primarily in central Georgia. Although the bank subsidiaries have diversified loan portfolios, a substantial portion of the loan portfolios is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

Changes in the allowance for loan losses are summarized as follows:

                                               1995             1994             1993
                                               ----             ----             ----

Balance at beginning of year              $4,312,876         4,680,841         5,106,259
Provision for loan losses                 (1,038,000)           -              2,725,000
Loans charged off                         (1,236,091)       (3,179,899)       (5,255,101)
Recoveries of loans previously
 charged off                               2,151,522         2,811,934         2,104,683
                                          ----------        ----------        ----------
Balance at end of year                    $4,190,307         4,312,876         4,680,841
                                          ==========        ==========        ==========

As a result of its ongoing evaluation of the adequacy of the bank subsidiaries' allowance for loan losses, a decline in problem credits and continued significant recoveries of loans previously charged off, management decided to reduce the allowance for loan losses during 1995 by a total of $1,038,000.



                       CENTRAL AND SOUTHERN HOLDING COMPANY AND SUBSIDIARIES

                       Notes to Consolidated Financial Statements, continued


(6)  Bank Premises and Equipment
     ---------------------------
     Bank premises and equipment at December 31, 1995 and 1994 are summarized as follows:

                                                                  1995             1994
                                                                  ----             ----
        Land and buildings                                    $ 3,515,996        3,180,375
        Furniture and equipment                                 1,855,406        3,293,608
        Construction in progress                                   74,686             -
                                                              -----------        ---------

                                                                5,446,088        6,473,983
        Less accumulated depreciation                           2,567,970        3,872,718
                                                              -----------        ---------
                                                              $ 2,878,118        2,601,265
                                                              ===========        =========

Depreciation expense was $334,638, $505,926 and $421,555 in 1995, 1994 and 1993, respectively.

(7)  Income Taxes
     ------------
     The components of income tax expense (benefit) for the years ended December 31, 1995, 1994 and 1993 are as follows:

                                                        1995           1994              1993
                                                        ----           ----              ----

        Current                                       $ 516,757       221,402         (86,000)
        Deferred                                        106,589       174,598        (226,055)
                                                      ---------       -------        --------
                                                      $ 623,346       396,000        (312,055)
                                                      =========       =======        ========

The differences between income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate to earnings before taxes are as follows:

                                                         1995          1994              1993
                                                         ----          ----              ----
       Pretax income at statutory rates              $ 1,081,996      684,548        (235,030)
       Add (deduct):
          Tax-exempt interest income                    (213,330)    (311,323)        (360,855)
          Change in beginning of year balance
             of the the valuation allowance for
             deferred tax assets allocated to
             income tax expense                         (262,000)     (26,245)          246,118
          Other, net                                      16,680       49,020            37,712
                                                       ---------      -------          --------
                                                       $ 623,346      396,000          (312,055)
                                                       =========      =======         =========




                       CENTRAL AND SOUTHERN HOLDING COMPANY AND SUBSIDIARIES

                       Notes to Consolidated Financial Statements, continued


(7)  Income Taxes, continued
     -----------------------

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1995 and 1994 are presented below:

                                                                        1995             1994
                                                                        ----             ----
       Deferred tax assets:
          Allowance for loan losses                                  $    -            247,696
          Unrealized losses on investment securities
            available for sale                                            -            631,951
          Other real estate                                            34,000           11,424
          Pension                                                      44,540              -
          Postretirement benefits other than pensions                  48,583           21,831
          Alternative minimum tax credit carryforward                 777,635          895,704
          Net operating loss carryforwards                                -             93,888
          Other                                                           143              -
                                                                    ---------        ---------
             Total gross deferred tax asset                           904,901        1,902,494

          Less valuation allowance                                    464,000          726,000
                                                                     --------        ---------
                                                                      440,901        1,176,494
                                                                     --------        ---------
       Deferred tax liabilities:
          Allowance for loan losses                                    73,470            -
          Unrealized gains on investment securities
             available for sale                                       308,620            -
          Premises and equipment                                      350,210          345,222
          Change in accounting method                                  33,892           67,783
          Pension                                                        -              48,035
          Other                                                        28,780           22,365
                                                                     --------        ---------
             Total deferred tax liabilities                           794,972          483,405
                                                                     --------        ---------
         Net deferred tax asset (liability)                        $ (354,071)         693,089
                                                                     ========        =========

     The Company's Federal alternative minimum tax credits can be carried forward indefinitely.

                       CENTRAL AND SOUTHERN HOLDING COMPANY AND SUBSIDIARIES

(8)  Employee Benefit Plans
     ----------------------
     The Company has a noncontributory, trusteed pension plan. Effective April 15, 1994, the plan was amended to freeze participation in the plan. Participants as of April 15, 1994 became fully vested and no new benefits will accrue. Pension expense recorded by the Company for 1995, 1994, and 1993 included the following components:

                                                             1995             1994             1993
                                                             ----             ----             ----

     Service cost on benefits earned during the year       $   -               -               72,428
     Interest cost on projected benefit obligation          31,518           41,572           138,300
     Return on plan assets                                 (30,313)         (17,777)         (116,532)
     Net amortization and deferral                          (5,463)         (59,831)          (11,051)
                                                          --------          -------          --------
          Pension expense (benefit)                       $ (4,258)         (36,036)           83,145
                                                          ========          =======          ========

     The Company's funding policy provides that payments to the plan shall be consistent with minimum government funding requirements plus additional amounts which may be approved by the Company.

     The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1995 and 1994:

                                                                               1995             1994
                                                                               ----             ----
     Actuarial present value of benefit obligations:
        Accumulated benefit obligation, including vested
         benefits of approximately $662,000 in 1995 and
         $210,000 in 1994                                                 $  666,860          215,315
                                                                             =======          =======

       Projected benefit obligation for services rendered to date         $ (666,860)        (215,315)
       Plan assets at fair value, primarily consisting of investments
          in common stock and money market funds                             537,992          541,611
                                                                             -------          -------

       Plan assets in excess of (less than) projected benefit obligation    (128,868)         326,296

       Unrecognized net gain                                                  (2,132)        (129,149)
                                                                            --------         --------
       Prepaid (accrued) pension cost                                     $ (131,000)         197,147
                                                                            ========          =======

                       CENTRAL AND SOUTHERN HOLDING COMPANY AND SUBSIDIARIES

(8)  Employee Benefit Plans, continued
     ---------------------------------
     A weighted average discount rate of 6.26% and 8.5% was used in 1995 and 1994, respectively. The decline in discount rate from 1994 to 1995 was due to management's decision in 1995 to terminate the plan in the near term. The expected long-term rate of return on assets was 8% in 1995 and 1994.

     In addition to the Company's defined benefit pension plan, the Company has sponsored a defined benefit health care plan that provides postretirement medical benefits to retired employees. Effective January 1, 1993, the Company discontinued the plan but will continue to provide benefits to individuals who had retired or were eligible for retirement as of December 31, 1993.

     The following table presents the health care plan's funded status reconciled with amounts recognized in the Company's consolidated balance sheets at December 31, 1995 and 1994:

                                                                    1995              1994
                                                                    ----              ----
        Accumulated postretirement benefit obligation ("APBO")    $ 397,190          354,769
        Unrecognized net gain from experience different
          than assumed                                             (254,298)        (238,912)
                                                                   --------         ---------
          Accrued postretirement benefit cost included in
            other liabilities                                     $ 142,892          115,857

     Net periodic postretirement benefit cost for the years ended
     December 31, 1995, 1994 and 1993 includes the following:

                                                                      1995              1994         1993
                                                                      ----              ----         ----
        Amortization of unrecognized net gain                      $  14,068           15,468       19,202
        Interest cost                                                 27,916           29,740       29,794
                                                                      ------           ------       ------
          Net periodic postretirement benefit cost                 $  41,984           45,208       48,996
                                                                      ======           ======       ======

     For measurement purposes, a 13% annual rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) was assumed for 1995. A 14% annual rate of increase was assumed for 1994. The rate was assumed to decrease gradually to 6% by the year 2003 and remain at that level thereafter. A one percent increase in the medical trend rate assumed at December 31, 1995, would have resulted in an increase to the APBO at December 31, 1995 of $34,677 and would have increased 1995 postretirement benefit cost by $2,514. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% and 8.5% at December 31, 1995 and 1994, respectively.

     The Company has a contributory profit sharing plan covering substantially all employees who have one year of service. Participating employees may contribute up to 15% of their salary to the plan. The Company makes certain matching contributions to the plan and may make discretionary contributions to the plan. The Company's contributions were approximately $79,000, $52,000 and $31,000 in 1995, 1994 and
     1993, respectively.

     The Company has entered into an employment agreement with its chief executive officer which provides for a full year's payment of compensation upon a change in control of the Company and termination of employment, as defined in the agreement. The terms of the agreement automatically extend the agreement for a rolling two- year period unless the Company elects to cease the automatic extension provision, which will cause the agreement to terminate two years from the date of election.

                       CENTRAL AND SOUTHERN HOLDING COMPANY AND SUBSIDIARIES

                       Notes to Consolidated Financial Statements, continued


(9)  Stock Options
     -------------
     In August 1993, the Company adopted the Key Employee
     Stock Option Plan. This plan provides for the issuance of stock options on up to 170,000 shares of the Company's common stock. Options are granted at the discretion of the Company's Board of Directors. Options granted under the plan are at an option price not less than the fair value of the Company's common stock at the date of grant, are exercisable any time after 90 days from the date of grant, and expire ten years from the date of grant. The following summarizes stock option activity under this plan.

                                                                              Average
                                                                            Option Plan
                                                             Shares          Per Share

        Options granted in 1993 and outstanding
          at December 31, 1993                               75,000              $ 4.25

        Options granted in 1994                              23,000              $ 6.25
                                                             ------

        Options outstanding at December 31, 1994             98,000              $ 4.72

        Options granted in 1995                              22,000              $ 7.50
                                                            -------
        Options outstanding at December 31, 1995            120,000              $ 5.23
                                                            -------

     At December 31, 1995, options on 92,625 shares are exercisable.

(10) Stockholders' Equity
     --------------------
     On December 1, 1994, the Company converted the 37,969 shares of Series A nonvoting preferred stock into 379,690 shares of its $1 par value common stock. The preferred stock, which was issued in 1993 and had a stated liquidation value of $45 per share, entitled the holders to cumulative annual dividends at 7 1/2%. Prior to effecting the conversion, cumulative dividends totalling $178,913 since the date of issuance were paid.

     Dividends paid by the bank subsidiaries are the primary source of funds available to the Company for payment of dividends to its shareholders and other needs. Applicable Federal and State statutes and regulations impose restrictions on the amount of dividends that may be declared by the bank subsidiaries. In addition to the formal statutes and regulations, regulatory authorities also consider the adequacy of each bank subsidiary's total capital in relation to its assets, deposits and other such items. Capital adequacy considerations could further limit the availability of dividends from the bank subsidiaries. At December 31, 1995, the bank subsidiaries could pay approximately $1,300,000 in dividends to the Parent without regulatory approval.

     During 1995, the Company's Board of Directors approved a stock repurchase program that allows the purchase of up to 100,000 shares of the Company's common stock. At December 31, 1995, the Company has repurchased 59,528 shares of its common stock.

(11) Related Party Transactions
     --------------------------
     The bank subsidiaries conduct transactions with directors and officers, including companies in which they have beneficial interest, in the normal course of business. It is the policy of the bank subsidiaries that loan transactions with directors and officers be made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 1995:

        Beginning balance                            $ 1,759,536
           New loans                                     641,715
          Repayments                                    (418,247)
                                                      ----------

        Ending balance                               $ 1,983,004
                                                       =========

                       CENTRAL AND SOUTHERN HOLDING COMPANY AND SUBSIDIARIES

(12) Supplementary Statement of Operations Information
     -------------------------------------------------
     Components of miscellaneous operating expenses in excess of 1% of total income for the respective years are as follows:

                                                           1995             1994              1993
                                                           ----             ----              ----

         Deposit insurance                               $ 240,183         540,434          753,741
         Legal fees                                      $ 128,173         233,962          411,196
         Other professional services                     $ 143,822         243,174          746,286
         Other real estate                               $ 165,263         299,127          573,466
         Stationery and supplies                         $ 161,811         177,310          264,394
         Data processing                                 $ 224,527         149,265          195,321

(13) Commitments
     -----------
     The bank subsidiaries are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of these instruments reflect the extent of involvement the bank subsidiaries have in particular classes of financial instruments.

     The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of these instruments. The bank subsidiaries use the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The bank subsidiaries evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation. Collateral held varies, but may include unimproved and improved real estate, certificates of deposit, personal property or other acceptable collateral. At December 31, 1995 and 1994, the bank subsidiaries had commitments to extend credit of approximately $13,295,000 and $8,522,000, respectively.

     Standby letters of credit and financial guarantees written are conditional commitments issued by the bank subsidiaries to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to local businesses. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. At December 31, 1995, the bank subsidiaries had standby letters of credit of approximately $10,000. There were no standby letters of credit at December 31, 1994.

     Milledgeville has entered into an agreement to build a new operations facility during 1996. The estimated cost to build and furnish the new operations facility is $900,000.

(14) Greensboro Conversion
     ---------------------
     Effective January 16, 1996, the Company received final regulatory approval to convert Greensboro to a federal savings bank charter. It is management's intention to effect the conversion in the first quarter of 1996. The primary purpose of the conversion is to allow Greensboro to branch into other markets in the north Georgia area.





                       CENTRAL AND SOUTHERN HOLDING COMPANY AND SUBSIDIARIES

                       Notes to Consolidated Financial Statements, continued


(15) Condensed Financial Information of Central and Southern
     Holding Company (Parent Company Only)
     --------------------------------------------------------

                                          Condensed Balance Sheets

                                         December 31, 1995 and 1994

                                                   Assets
                                                   ------

                                                                          1995             1994
                                                                          ----             ----

     Cash                                                           $     28,158          132,234
     Interest-earning deposits with bank subsidiary                       39,252          271,884
     Investment in bank subsidiaries                                  22,830,597       19,217,897
     Other assets                                                         66,477           30,005
                                                                      ----------       ----------

                                                                    $ 22,964,484       19,652,020
                                                                      ==========       ==========

                                    Liabilities and Stockholders' Equity
                                    ------------------------------------

     Other liabilities                                              $    304,086          168,648

     Stockholders' equity                                             22,660,398       19,483,372
                                                                      ----------       ----------
                                                                    $ 22,964,484       19,652,020
                                                                      ==========       ==========

                                     Condensed Statements of Operations

                                Years Ended December 31, 1995, 1994 and 1993


                                                                      1995             1994             1993
                                                                      ----             ----             ----
     Income:
        Management fees from bank subsidiaries                  $      -                 -             71,325
        Dividends from bank subsidiaries                           860,000               -                -
        Interest income                                             15,377            11,796           11,463
                                                                   -------           -------           ------
           Total income                                            875,377            11,796           82,788
                                                                   -------           -------           ------
     Expenses:
        Interest expense                                             1,090               -              9,683
        Other expenses                                             217,463           232,128          200,035
                                                                   -------           -------          -------
           Total expenses                                          218,553           232,128          209,718

           Income (loss) before income taxes and equity in
            undistributed earnings (loss) of subsidiaries          656,824          (220,332)        (126,930)

     Income tax benefit                                            115,653            93,330          603,704

     Equity in undistributed earnings (loss) of bank
       subsidiaries                                              1,786,518         1,744,378         (587,538)
                                                                 ---------         ---------         --------
        Net earnings (loss)                                     $2,558,995         1,617,376         (110,764)
                                                                 =========         =========         ========

                        CENTRAL AND SOUTHERN HOLDING COMPANY AND SUBSIDIARIES

(15) Condensed Financial Information of Central and Southern Holding Company (Parent Company Only), continued
     ---------------------------------------------------------------

                                     Condensed Statements of Cash Flows

                                Years Ended December 31, 1995, 1994 and 1993

                                                                              1995             1994             1993
                                                                              ----             ----             ----
     Cash flows from operating activities:
       Net earnings (loss)                                                 $2,558,995        1,617,376        (110,764)
       Adjustments to reconcile net earnings (loss) to net
         cash provided by (used in) operating activities:
           Equity in undistributed loss (earnings) of bank
             subsidiaries                                                  (1,786,518)      (1,744,378)        587,538
           Cumulative effect of accounting change                                -               -            (350,468)
           Change in other assets                                             (36,472)         112,470         (60,717)
           Change in other liabilities                                       (114,562)         (28,248)       (184,106)
                                                                           ----------       ----------        --------
              Net cash provided by (used in) operating activities             621,443          (42,780)       (118,517)
                                                                           ----------       ----------        --------
     Cash flows from investing activities:
       Investments in subsidiary banks                                           -               -            (650,000)
       Net change in interest-bearing deposits                                232,632          130,658        (352,542)
                                                                           ----------       ----------      ----------
              Net cash provided by (used in) investing act                    232,632          130,658      (1,002,542)
                                                                           ----------       ----------        --------
     Cash flows from financing activities:
       Borrowings under note payable                                          250,000            -                -
       Payment of note payable                                                    -              -            (300,000)
       Proceeds from preferred stock offering                                     -              -           1,708,605
       Purchase of treasury stock                                            (547,438)           -                -
       Cash dividends paid                                                   (660,713)        (280,833)           -
                                                                           ----------       ----------       ---------
              Net cash provided by (used in) financing activities            (958,151)        (280,833)      1,408,605
                                                                           ----------       ----------        --------
              Net increase (decrease) in cash                                (104,076)        (192,955)        287,546

     Cash at beginning of year                                                132,234          325,189          37,643
                                                                           ----------       ----------        --------
     Cash at end of year                                                   $   28,158          132,234         325,189
                                                                            =========       ==========        ========
     Noncash investing and financing activities:
       Conversion of preferred stock in common stock                       $    -            1,708,605            -
       Change in unrealized gain (loss) on investment
         securities of subsidiaries                                        $ 1,826,182      (1,226,728)           -


                        CENTRAL AND SOUTHERN HOLDING COMPANY AND SUBSIDIARIES

(16) Fair Value of Financial Instruments
     -----------------------------------
     The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company or its bank subsidiaries, but rather a good faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination, or issuance.

     Cash and Short-Term Investments
     -------------------------------
     For cash, due from banks, federal funds sold and interest-bearing deposits with other banks, the carrying amount is a reasonable estimate of fair value.

     Investment Securities
     ---------------------
     Fair values for investment securities are based on quoted market prices.

     Loans
     -----
     The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

     Deposits
     --------
     The fair value of demand deposits, savings, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

     Repurchase Agreements
     ---------------------
     The fair value of repurchase agreements is approximately equal to the carrying value as a result of their short remaining lives and their market interest rates.

     Commitments to Extend Credit and Standby Letters of Credit
     ----------------------------------------------------------
     Because commitments to extend credit and standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

     Limitations
     -----------

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the deferred income taxes, premises and equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.


                        CENTRAL AND SOUTHERN HOLDING COMPANY AND SUBSIDIARIES

                        Notes to Consolidated Financial Statements, continued


(16) Fair Value of Financial Instruments, continued
     ----------------------------------------------
     The carrying amount and estimated fair values of the Company's financial instruments at December 31, 1995 and 1994 are as follows:

                                                              1995                             1994
                                                        -----------------------        -----------------------
                                                        Carrying    Estimated          Carrying      Estimated
                                                         Amount     Fair Value          Amount       Fair Value
                                                        --------    ----------         --------      ----------

                                                                            (In thousands)

        Assets:
           Cash and short-term investments             $  27,652     27,652              22,102         22,102
           Investment securities available for sale    $  64,515     64,515              35,670         35,670
           Investment securities held to maturity           -          -                 35,592         34,779
           Loans                                       $ 109,881    109,366             103,417        101,514

        Liabilities:
          Deposits                                     $ 180,474    180,789             176,682        176,716
          Repurchase agreements                        $   2,350      2,350               6,715          6,715

        Unrecognized financial instruments:
          Commitments to extend credit                 $   13,295    13,295               8,522          8,522
          Standby letters of credit                    $       10        10                 -              -


[LETTERHEAD]  EVANS, PORTER, BRYAN & CO.
              1800 GAS LIGHT TOWER
              235 PEACHTREE STREET, N.E.
              ATLANTA, GEORGIA  30303
              404-586-0133



            REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders
Central and Southern Holding Company and Subsidiaries


We have audited the accompanying consolidated balance sheets of Central and Southern Holding Company and subsidiaries as of December 31, 1995 and 1994, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements for the year ended December 31, 1993 were audited by other auditors whose report dated January 22, 1994 expressed an unqualified opinion on those financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1995 and 1994 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Central and Southern Holding Company and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ Evans, Porter, Bryan & Co.

Atlanta, Georgia
January 19, 1996





                               40